Exhibit 10.2
SEVERANCE AGREEMENT AND GENERAL RELEASE
    THIS SEVERANCE AGREEMENT AND GENERAL RELEASE (hereinafter this “AGREEMENT”) is made effective as of the 2nd day of August, 2024 by and between Matthew Korenberg (hereinafter “Korenberg”) and LIGAND PHARMACEUTICALS INCORPORATED (hereinafter “LIGAND”) and inures to the benefit of each of LIGAND’s parents, subsidiaries, related entities, predecessors, successors, officers, directors, shareholders, agents, employees and assigns.
RECITALS
A.Korenberg was for a period of time an employee of LIGAND.
B.Korenberg wishes for his employment with LIGAND to terminate effective upon the earlier of (i) October 31, 2024 and (ii) such date that Korenberg informs LIGAND in writing will be his final day of employment with LIGAND (the “Termination Date”);
C.Korenberg and LIGAND wish permanently to resolve any and all disputes arising out of the termination of Korenberg’s employment with LIGAND.
NOW, THEREFORE, for and in consideration of the execution of this AGREEMENT and the mutual covenants contained in the following paragraphs, LIGAND and Korenberg agree as follows:
1.LIGAND agrees to pay Korenberg his regular base salary and to continue to maintain Korenberg’s participation in LIGAND’s medical and dental plans through the Termination Date.
2.Subject to the occurrence of the Effective Date (as defined below), on or before the Termination Date, LIGAND and Korenberg will enter into the consulting agreement attached hereto as Exhibit A.
3.On the Termination Date, LIGAND shall issue to Korenberg his final paycheck, reflecting (i) Korenberg’s fully earned but unpaid base salary, through the Termination Date at the rate then in effect, (ii) all accrued, unused paid time off or vacation due Korenberg through the Termination Date, (iii) Korenberg’s regular base salary for the period between the Termination Date and October 31, 2024, and (iv) 50% of his 2024 target bonus. Korenberg acknowledges that, with his final paycheck, he has been paid for all of his compensation, bonuses, commissions, expense reimbursements, paid time off or vacation, or other

Exhibit 10.2
compensation he earned or was due during his employment by LIGAND. Korenberg understands and acknowledges that he is will not be eligible to receive any severance benefits from LIGAND. For the avoidance of doubt, any consulting fees owed to Korenberg will be paid through standard procedures for the period from October 31, 2024 through the Consulting End Date.
4.Subject to the occurrence of the Effective Date, LIGAND agrees to pay Korenberg on the Termination Date, a one-time payment of the product of $3,639.18 multiplied by the number of full months remaining between the Termination Date and December 31, 2024 less applicable withholding taxes to cover the cost of COBRA for the remainder of 2024. Pursuant to the terms of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), continued participation shall be at Korenberg’s expense. Nothing herein shall limit the right of LIGAND to change the provider and/or the terms of its group health insurance plan at any time hereafter.
5.Subject to the occurrence of the Effective Date, vesting of all stock awards currently held by Korenberg shall continue through the Consulting End Date. Subject to the occurrence of the Effective Date, provided that Korenberg does not voluntarily terminate the consulting agreement prior to December 31, 2024, on the Consulting End Date LIGAND will accelerate the vesting of all stock awards currently held by Korenberg which would have vested through December 31, 2025 but for the termination of his employment, and Korenberg shall have the ability exercise any stock awards through March 1, 2026. For the avoidance of doubt, the two Performance Stock Unit awards that have measuring periods ending 12/31/2024 will be vested and delivered at the performance level deemed achieved by the Human Capital and Compensation Committee for all holders of the Performance Stock Unit. All other Performance Stock Units will be vested and delivered at target payout.
6.Korenberg for himself his heirs, executors, administrators, assigns and successors, fully and forever releases and discharges LIGAND and each of its present and former parents, subsidiaries, affiliates, benefit plans, benefit plan fiduciaries, predecessors, successors, officers, directors, shareholders, agents, employees and assigns, with respect to any and all claims, liabilities and causes of action, of every nature, kind and description, in law, equity or otherwise, which heretofore have existed or now exist, including, without limitation, any and all claims, liabilities and causes of action arising out of or relating to Korenberg’s employment with LIGAND or the termination of that employment.
7.Korenberg understands and agrees that he is waiving any and all rights he may have had, now has, or in the future may have, to pursue any and all remedies available to his under any employment-related causes of action, including without limitation, claims of wrongful discharge, breach of contract, breach of the

Exhibit 10.2
covenant of good faith and fair dealing, fraud, violation of public policy, defamation, discrimination, physical injury, emotional distress, claims under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family Medical Leave Act, the Federal Rehabilitation Act, the California Fair Employment and Housing Act, the Equal Pay Act of 1963 and any other federal, state or local laws and regulations relating to employment and/or employment discrimination.
Notwithstanding the generality of the foregoing, Korenberg does not release any claims that cannot be released under applicable law, including the following: (i) claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law; (ii) claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of LIGAND; (iii) claims pursuant to the terms and conditions of the federal law known as COBRA; (iv) claims for indemnity under the bylaws of LIGAND, as provided for by California law (including California Labor Code Section 2802) or under any applicable insurance policy with respect to Korenberg’s liability as an employee of LIGAND; (v) Korenberg’s right to bring to the attention of the Equal Employment Opportunity Commission or the California Department of Fair Employment and Housing claims or any other federal, state or local government agency of discrimination, harassment, retaliation or failure to accommodate, or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or any other federal, state or local government agency; provided, however, that Korenberg does release his right to secure any damages for any such alleged treatment; and (vi) Korenberg’s right to communicate or cooperate with any government agency.
8.Korenberg promises and agrees that he will never sue LIGAND or otherwise institute or participate in any legal or administrative proceedings against LIGAND with respect to Korenberg employment with LIGAND or the termination of that employment, unless Korenberg is compelled by legal process to do so.
9.Korenberg expressly waives any and all rights and benefits conferred upon his by statute, if any, to the effect that general releases do not extend to unsuspected claims, including statutory language similar to Section 1542 of the Civil Code of the State of California, which states as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR his FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN
BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HIS SETTLEMENT WITH THE DEBTOR OR RELEASED
PARTY.”

Exhibit 10.2
10.Korenberg expressly agrees and understands that the Release given by his pursuant to this AGREEMENT applies to all unknown, unsuspected and unanticipated claims, liabilities and causes of action which he may have against LIGAND.

11.Korenberg promises and agrees that, unless compelled by legal process, he will not disclose to others and will keep confidential both the fact and the terms of this settlement, including the amounts referred to in this AGREEMENT, except that he may disclose this information to his spouse and to his attorneys, accountants and other professional advisors to whom the disclosure is necessary to accomplish the purposes for which Korenberg has consulted such professional advisors. Korenberg expressly promises and agrees that, unless compelled by legal process, he will not disclose to any present or former employees of LIGAND the facts or the terms of this settlement.
12.Korenberg acknowledges that due to the position he has occupied and the responsibilities he has had at LIGAND, he has received confidential information concerning LIGAND’s products, procedures, customers, sales, prices, contracts, and the like. Korenberg hereby promises and agrees that, unless compelled by legal process, he will not disclose to others and will keep confidential all information he has received while employed by LIGAND concerning LIGAND’s products and procedures, the identities of LIGAND’s customers, LIGAND’s sales, LIGAND’s prices, the terms of any of LIGAND’s contracts with third parties, and the like. Korenberg acknowledges that Korenberg continues to be bound by the Proprietary Information and Inventions Agreement (the “PIIA”) attached hereto as Exhibit B, in accordance with the terms thereof, which is incorporated herein by reference. Korenberg agrees that his obligations under the PIIA shall survive any termination of his employment or services to LIGAND.
13.Korenberg agrees that Korenberg shall not disparage or otherwise communicate negative statements or opinions about LIGAND or its affiliates, the members of its board of directors, or their respective officers, employees, shareholders or agents. LIGAND agrees that it shall not, and it shall instruct its officers and the members of its board of directors not to disparage or otherwise communicate negative statements or opinions about Korenberg. Nothing in this Section 13 shall have application to any evidence or testimony required by any court, arbitrator or government agency.
14.Notwithstanding anything to the contrary contained in this AGREEMENT or the PIIA, (i) Korenberg will not be prevented from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or

Exhibit 10.2
regulation (including the right to receive an award for information provided to any such government agencies), and (ii) Korenberg acknowledges that he will not be held criminally or civilly liable for (A) the disclosure of confidential or proprietary information that is made in confidence to a government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (B) disclosure of confidential or proprietary information that is made in a complaint or other document filed in a lawsuit or other proceeding under seal or pursuant to court order.
15.Korenberg shall, promptly upon LIGAND’s request, surrender to LIGAND all company equipment, lists, books and records of, or in connection with, LIGAND’s business, and all other property belonging to LIGAND, it being distinctly understood that all such equipment, lists, books and records, and other documents, are the property of LIGAND and shall be returned with all stored data and files intact.
16.Korenberg acknowledges and agrees that no promises or representations were made to his which do not appear written herein and that this AGREEMENT contains the entire agreement of the parties on the subject matter thereof.
17.Korenberg hereby acknowledges that he has read and understands this AGREEMENT and that he signs this AGREEMENT voluntarily and without coercion. Korenberg further acknowledges that he has been encouraged by LIGAND to obtain independent legal advice regarding the matters contained in this AGREEMENT. Korenberg further acknowledges that the waivers he has made in this AGREEMENT are knowing, conscious and voluntary and are made with full appreciation that he is forever foreclosed from pursuing any of the rights so waived.
18.Korenberg acknowledges that Korenberg was provided with this AGREEMENT on July 19, 2024 Korenberg acknowledges that Korenberg has been provided at least twenty-one (21) days’ time in which to consider this AGREEMENT after LIGAND’s delivery of such Agreement to Korenberg. further acknowledges that LIGAND has advised Korenberg that he is waiving all rights under the Age Discrimination in Employment Act, and that he should consult with an attorney of Korenberg’s choice before signing this AGREEMENT, and Korenberg has had sufficient time to consider the terms of this AGREEMENT. Korenberg represents and acknowledges that if he executes this AGREEMENT before twenty-one (21) days have elapsed, he does so knowingly, voluntarily, and upon the advice and with the approval of Korenberg’s legal counsel (if any), and that he voluntarily waives any remaining consideration period. Korenberg acknowledges and agrees that any material or immaterial changes to the AGREEMENT shall not extend the foregoing review period.

Exhibit 10.2
19.Korenberg understands that after executing this AGREEMENT, he has the right to revoke it within seven (7) days after Korenberg’s execution of it. Korenberg understands that this AGREEMENT will not become effective and enforceable unless the seven (7) day revocation period passes and he does not revoke the AGREEMENT in writing. Korenberg understands that this AGREEMENT may not be revoked after the seven (7) day revocation period has passed. Korenberg also understands that any revocation of this AGREEMENT must be made in writing and delivered to the Human Resources department of LIGAND, within the seven (7) day period.
20.Korenberg understands that this AGREEMENT shall become effective, irrevocable, and binding upon Korenberg on the eighth (8th) day after Korenberg’s execution of it (the “Effective Date”), so long as he has executed and provided the AGREEMENT to LIGAND on or before that date, and so long as he has not revoked it within the time period and in the manner specified in Section 19 above. Korenberg further understands that he will not be given any severance benefits.
21.The covenants, agreements, representations and warranties contained in or made in this AGREEMENT survive Korenberg’s termination of employment or any termination of this AGREEMENT.
22.In the event any provision of this AGREEMENT is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.
23.The headings set forth in this AGREEMENT are for convenience only and shall not be used in interpreting this AGREEMENT. This shall not be construed against either party.
24.This AGREEMENT is to be governed by and construed in accordance with the laws of the United States of America and the State of California applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof. All disputes arising hereunder will be adjudicated in accordance with Section 27 below.
25.This AGREEMENT, including exhibits, sets forth the entire understanding of the parties with respect to the subject matter hereof and supersede all existing agreements between them concerning such subject matter, including without limitation, any offer letter between Korenberg and LIGAND or any of its subsidiaries. Korenberg expressly acknowledges and agrees that he is not eligible

Exhibit 10.2
for any severance or termination benefits under such offer letter, which is hereby terminated. This AGREEMENT may be amended or modified only with the written consent of Korenberg and an authorized representative of LIGAND. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.
26.This AGREEMENT may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement. This AGREEMENT may be executed and delivered by facsimile or by .pdf file and upon such delivery the facsimile or .pdf signature will be deemed to have the same effect as if the original signature had been delivered to the other party.
27.Dispute Resolution.
(a)In the event of any dispute, claim or controversy based on, arising out of or relating to Korenberg’s employment or this AGREEMENT (a “Dispute”), the parties shall attempt to resolve the dispute in non-binding mediation in accordance with the National Rules for the Resolution of Employment Disputes (the “Rules”) of the American Arbitration Association (“AAA”). The Rules may be found online at www.aaa.org or will be provided upon request to LIGAND. If the parties are unable to agree upon a mediator, one shall be appointed by the AAA in accordance with its Rules. Each party shall pay the fees of its own attorneys and all other expenses connected with presenting its case. Other costs of the mediation, including the cost of any record or transcripts of the mediation, AAA’s administrative fees, the fee of the mediator, and all other fees and costs, shall be borne by LIGAND. If the matter has not been resolved pursuant to the aforesaid mediation procedure within thirty (30) days of the commencement of such procedure, or such other period as the parties agree, either party may submit the dispute to arbitration pursuant to Section 27(b) below.
(b)Any Dispute not settled pursuant to Section 27(a) above shall be settled by final and binding arbitration in San Diego, California, before a single neutral arbitrator in accordance with the Rules of the AAA, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. Arbitration may be compelled pursuant to the California Arbitration Act (Code of Civil Procedure §§ 1280 et seq.). If the parties are unable to agree upon an arbitrator, one shall be appointed by the AAA in accordance with its Rules. Each party shall pay the fees of its own attorneys, the expenses of its witnesses and all other expenses connected with presenting its case; however, Korenberg and LIGAND agree that, to the extent permitted by law, the arbitrator shall award reasonable attorneys’ fees to the prevailing party. Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, AAA’s administrative fees, the fee of the arbitrator, and all other fees and costs, shall be borne by LIGAND.

Exhibit 10.2
(c)This Section 27 is intended to be the exclusive method for resolving any and all claims by the parties against each other for payment of damages under this AGREEMENT or relating to Korenberg employment; provided, however, that Korenberg shall retain the right to file administrative charges with or seek relief through any government agency of competent jurisdiction, and to participate in any government investigation, including but not limited to (i) claims for workers’ compensation, state disability insurance or unemployment insurance; (ii) claims for unpaid wages or waiting time penalties brought before the California Division of Labor Standards Enforcement; provided that any appeal from an award or from denial of an award of wages and/or waiting time penalties shall be arbitrated pursuant to the terms of this AGREEMENT; and (iii) claims for administrative relief from the United States Equal Employment Opportunity Commission and/or the California Department of Fair Employment and Housing (or any similar agency in any applicable jurisdiction other than California); provided, further, that, except as otherwise provided by law, Korenberg will not be entitled to obtain any monetary relief through such agencies other than workers’ compensation benefits or unemployment insurance benefits. Neither this AGREEMENT nor the submission to mediation or arbitration shall limit the parties’ right to seek provisional relief, including without limitation injunctive relief, in any court of competent jurisdiction pursuant to California Code of Civil Procedure § 1281.8 or any similar statute of an applicable jurisdiction. Seeking any such relief shall not be deemed to be a waiver of such party’s right to compel arbitration. Both Korenberg and LIGAND expressly waive their right to a jury trial. Korenberg further waives his right to pursue claims against LIGAND on a class basis; provided, however, that Korenberg does not waive his right, to the extent preserved by law, to pursue representative claims against LIGAND under the California Private Attorney General Act.
8/2/2024 /s/ Todd Davis
Dated: ___________________________________________

Todd Davis , Chief Executive Officer
         LIGAND PHARMACEUTICALS INCORPORATED
8/2/2024 /s/ Matthew Korenberg
Dated:           ____________________________________________
Matthew Korenberg